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# TRAINING WITH DYNAMIC MOBILE GAME FOR ATHLETES SHOWS SIGNIFICANT IMPROVEMENT IN SPEED OF VISION

MARIA LEV | URI POLAT

GLASSESOFF INC. USA

## 1 INTRODUCTION

- Studies show that certain training features in perceptual learning are generalized to improvement in several visual functions such as visual acuity, reading speed and more.
- Static computer games have shown potential to significantly improve foveal and peripheral visual acuity.
- Using static games, we previously showed improvement in cases of abnormal visual processing such as adult amblyopia (1), presbyopia (2), and visual agnosia (3), as well as the ability to enhance visual functions in young participants with normal vision to superior level. (4)
- Here we investigated the possibility of enhancing visual functions in young participants with normal vision using novel game-like dynamic training.

## 2 METHODS

- The training consists of dynamic game–like tasks, on mobile iOS devices (retina resolution), from a distance of 40 cm.
- The task is to detect low contrast of moving targets (Gabor patches) embedded between high contrast collinear moving flankers, with or without temporal backward masking.
- Before and after training, participants (N=20) were also tested in the laboratory on PC screen from a distance of 1.5 meters.
- The following tasks were tested: static visual acuity and different time presentation for stereo acuity, contrast detection, foveal crowding, reaction time, and backward masking.
- Overall training time was only about 3.5 hours: 2 non-sequential 4-5 minute sessions per day; 3-4 times per week for a total of 40 sessions.

## 3 RESULTS

ETDRS Chart



Distance visual acuity



Near visual acuity



Crowding effect



Crowding effect for different time durations



Reaction time



Stereo acuity



Stereo acuity for different time durations



Complex contrast sensitivity



Flanker
Target
Flanker

Contrast sensitivity for different spatial resolutions



Before After

Contrast sensitivity



Improvement for different time durations



Backward masking



Improvement for different ISI



## 4 CONCLUSIONS

- Dynamic training achieved remarkable improvements in visual performance.
- The results show significant improvement following the training in both far and near visual performance such as visual acuity, stereo acuity, contrast sensitivity, reduction of crowding effect, and decrease in reaction time.
- The improvement of contrast sensitivity, crowding, and stereo acuity together with improvement in temporal masking and reaction time is consistent with an increase of visual processing speed.
- The remarkable improvements using very short training sessions indicate that dynamic game-like tasks can be more effective than static training.
- The results suggest that it is possible to enhance visual functions to a superior level, thus being applicable for enhancement of visual skills of both professional and recreational athletes whose performance greatly relies on visual abilities.

References:

1. Polat U., Ma-Naim, T., Belkin, M., & Sagi, D. (2004) Improving vision in adult amblyopia by perceptual learning. Proc Natl Acad Sci U S A, 101(17): 6692-6697
2. Polat, U., Schor, C., Tong, J.L., Zomet, A., Lev, M., Yehezkel, O., Sterkin, A., Levi, DM. (2012) Training the brain to overcome the effect of aging on the human eye. Scientific Reports 2:278.
3. Lev, M., Gilaie-Dotan, S., Gotthilf-Nezri, D., Yehezkel, O., Brooks, J.L., Perry, A., Bentin, S., Bonneh, Y., Polat, U., (2014) Training induced recovery of low-level vision followed by mid- level perceptual improvements in developmental object and face agnosia
4. Lev, M., Ludwig, K., Gilaie-Dotan, S., Voss, S., Sterzer, P., Hesselmann, G., Polat, U., (2014) Training improves visual processing speed and generalizes to untrained functions